IDENTIV REPORTS INDUCEMENT GRANT UNDER NASDAQ LISTING RULE 5635(C)(4)

FREMONT, Calif., March 19, 2014 – Identive Group, Inc. (INVE) today announced that it has granted 3,000,000 stock options and 500,000 restricted stock units (RSUs) to Jason D. Hart, the company’s chief executive officer.

The grants were approved by the company’s board of directors on March 13, 2014 as an inducement material to Mr. Hart’s acceptance of employment with the company and were made outside of the company’s approved stock incentive compensation plan in reliance on NASDAQ Listing Rule 5635(c)(4).

The stock options granted to Mr. Hart have an exercise price per share of $0.88, the closing price of the company's common stock on the date of grant and vest over a four-year period that includes 25 percent vesting after one year with monthly vesting over the subsequent three years. The restricted stock units will vest over a four-year period that includes 25 percent vesting after one year with quarterly vesting over the subsequent three years, subject to Mr. Hart’s continued service with the company. Both the stock options and the restricted stock units are subject to accelerated vesting in the event of a change of control of the company. Mr. Hart's full compensation information is detailed in his employment agreement, which is included as an exhibit to a current report on form 8-K, filed today with the Securities and Exchange Commission.

This press release is a required notice under NASDAQ Listing Rule 5635(c)(4).

About Identiv

Identiv is a global security technology company that establishes trust in the connected world, including premises, information and everyday items. CIOs, CSOs and product departments rely upon Identiv’s Trust Solutions to reduce risk, achieve compliance and protect brand identity. Identiv Trust Solutions are implemented using standards-driven products and technology, such as digital certificates, mobility and cloud services. For more information, visit www.identiv.com.

Note: Identiv and the Identiv logo are trademarks of Identive Group, Inc., registered in many jurisdictions worldwide. All other company, product or service names may be trademarks or registered trademarks of others and are the property of their respective owners.

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Investor Contact:	Media Contacts:
Darby Dye	Lesley Sullivan/Joann Wardrip
949-553-4251	MSL Group
ddye@identiv.com	781-684-0770

identivegroup@mslgroup.com